Exhibit 99.1


                       Dayton Superior Announces Partial
                            Over-Allotment Exercise



    DAYTON, Ohio--(BUSINESS WIRE)--Jan. 23, 2007--Dayton Superior Corporation (NASDAQ:DSUP) announced today that the underwriters of its initial public offering have exercised 250,000 shares of the 1,177,500 shares available under the over-allotment option Dayton granted them in connection with the offering. The exercise of the over-allotment option will generate proceeds, after underwriting discounts and commissions, of approximately $2.8 million. Delivery of the proceeds is scheduled for Tuesday, January 23, 2007. Dayton intends to use these proceeds to repay outstanding borrowings, as is more fully described in the prospectus referred to below. The exercise of the over-allotment option brings the aggregate proceeds, after underwriting discounts and commissions, of Dayton's December 2006 initial public offering up to approximately $90.4 million.

    This press release does not constitute an offer to sell or a solicitation of an offer to buy the offered shares, and none of these shares may be sold in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The offering may be made only by means of a prospectus, copies of which may be obtained from Robert W. Baird & Co. Incorporated, Syndicate Department, phone number 1-800-792-2473.

    This press release contains certain forward-statements (as such term is defined in the Private Securities Litigation Reform Act of
1995). These statements that are not statements of historical fact and may include a number of risks and uncertainties with respect to our financial condition, results of operations and business. Forward-looking statements include statements that may relate to our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information and can be identified by the use of terminology such as "subject to", "believes", "anticipates," "plans," "expects," "intends," "estimates," "projects," "may," "should," "can," the negatives thereof, variations thereon and similar expressions, or by discussions of strategy.



    CONTACT: Dayton Superior Corporation
             Edward J. Puisis, 937-428-7172
             Executive Vice President & CFO
             Fax: 937-428-9115